Exhibit 15.2
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
Minera Escondida Limitada:
We consent to the incorporation by reference in the Registration Statement (No. 333-151839-02) on Form F-3 and registration statements (Nos. 33-46865, 333-8270, 33-64380, 333-7328, 333-10156, 333-13988, 333-147914, 333-156093) on Form S-8 of Rio Tinto plc and Rio Tinto Limited of our report dated March 26, 2010, with respect to the statements of financial position of Minera Escondida Limitada as at December 31, 2009 and 2008, the statement of financial position’s opening balances as at January 1, 2008 and related statements of comprehensive income, changes in members’ equity and cash flows for the years ended December 31, 2009 and 2008, which report appears in the December 31, 2009, annual report on Form 20-F of Rio Tinto plc and Rio Tinto Limited.
/s/ KPMG Auditores Consultores Ltda.
KPMG Auditores Consultores Ltda.
Santiago, Chile
27 May 2010